Exhibit 99.1

e.l.f. Beauty Announces Change to Fiscal Year
OAKLAND, Calif.--December 13, 2018-- e.l.f. Beauty (NYSE:ELF) (the “Company”) today announced that its Board of Directors has approved a change in the Company's fiscal year from the twelve months beginning January 1 and ending December 31 to the twelve months beginning April 1 and ending March 31. The Company plans to file a transition report on Form 10-QT for the transition period from January 1, 2019 to March 31, 2019. The Company’s fiscal year 2020 will begin April 1, 2019 and end March 31, 2020.
The Company’s largest national retailer customers, Walmart and Target, reset their cosmetics shelves annually in February or March. By changing the fiscal year start, the Company will be better able to assess initial performance of these resets when setting annual guidance.
The Company plans to provide financial guidance for the transition period when it announces its full year 2018 results. The Company will provide financial guidance for the fiscal year ending March 31, 2020 when it announces its results for the transition period.
About e.l.f. Beauty
e.l.f. makes luxurious beauty accessible for all. Established in 2004 as an e-commerce business (www.elfcosmetics.com), e.l.f. has become a true multi-channel brand through its e.l.f. stores and national distribution at Target, Walmart, Ulta Beauty and other leading retailers. As one of the most innovative beauty companies in the United States, e.l.f. engages young, diverse beauty enthusiasts by offering high-quality, prestige-inspired cosmetic and skin care products at extraordinary value.
Learn more about e.l.f. at www.elfcosmetics.com or follow us on Instagram (@elfcosmetics) or Twitter (@elfcosmetics).
Forward-looking statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including those statements relating to the Company’s change in its fiscal year end and the Company’s expectation that it will be better able to assess initial performance of shelf resets at Walmart and Target when setting annual guidance. These forward-looking statements are based on management's current expectations, estimates, forecasts, projections, beliefs and assumptions and are not guarantees of future performance. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, actual results and the timing of selected events may differ materially from those expectations. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the risks and uncertainties that are described in the Company's most recent Annual Report on Form 10-K, as updated from time to time in the Company's SEC filings. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by law, the Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.
Investor Relations Contact:
Investors:
Willa McManmon, Ellipsis
(646) 776-0886

Media:
Alecia Pulman, ICR, Inc.
(203) 682-8200